EXHIBIT 10.2

AMENDMENT NO. 1

TO

CABOT CORPORATION

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

Cabot Corporation, a Delaware corporation (the “Company”), pursuant to Section 9 of the Cabot Corporation Amended and Restated Deferred Compensation Plan (the “Plan”), hereby amends the Plan, as follows, effective from November 9, 2007:

The third paragraph of Section 5(a) is amended in its entirety to read as follows:

“ Upon making a separation-from-service election, a Participant may elect to have amounts distributable pursuant to such election paid either in a lump sum or in installments over a period of five, ten or fifteen years (a “form-of-payment election”). If a Participant chooses a lump sum form of payment, such lump sum shall be paid as soon as reasonably practicable, but no later than 60 days following such separation from service, subject to any election change pursuant to Section 5(b). If a Consultant or an Eligible Employee chooses an installment form of payment, installment payments shall be paid monthly and shall commence as of the first day of the calendar year following the date such Participant separates from service, subject to any election change pursuant to Section 5(b). If a Director chooses an installment form of payment, installment payments shall be paid quarterly and shall commence as of the last day of the quarter in which the Director separates from service. Notwithstanding a Participant’s election under this Section 5(a) to receive installment payments, if the present value of the amount to be paid in installments is less than $50,000 at the time of the Participant’s separation from service, all amounts distributable to such Participant under (ii) above shall be paid in a lump sum as soon as reasonably practicable, but no later than 60 days following such separation.”

In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 9th day of November, 2007.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
Its:	Vice President-Human Resources